Exhibit 10.1

WAIVER AND RELEASE OF CLAIMS AGREEMENT

John D. Schiller, Jr. (“Executive”) hereby acknowledges that Energy XXI Gulf Coast, Inc. (“Employer”) is offering Executive certain payments in connection with Executive’s termination of employment pursuant to the employment agreement entered into between Employer and Executive, as amended (the “Employment Agreement”), in exchange for Executive’s promises in this Waiver and Release of Claims Agreement (this “Agreement”). Executive’s termination of employment shall be effective on February 2, 2017.

Severance Payments

1.          Executive agrees that Executive will be entitled to receive the applicable severance payments under the Employment Agreement (the “Severance Payments”) only if Executive accepts and does not revoke this Agreement, which requires Executive to release both known and unknown claims.

2.          Executive agrees that the Severance Payments tendered under the Employment Agreement constitute fair and adequate consideration for the execution of this Agreement. Executive further agrees that Executive has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and that the Severance Payments are in addition to payments and benefits to which Executive is otherwise entitled.

Claims That Are Being Released

3.          Executive agrees that this Agreement constitutes a full and final release by Executive and Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Executive has or may have to date against Employer and any of its parents, subsidiaries, or affiliated entities and their respective officers, directors, shareholders, partners, joint venturers, employees, consultants, insurers, agents, predecessors, successors, and assigns, arising out of or related to Executive’s employment or the termination thereof, or otherwise based upon acts or events that occurred on or before the date on which Executive signs this Agreement. To the fullest extent allowed by law, Executive hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payments. This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate employees, and any claims under any federal, state, municipal, local, or other governmental statute, regulation, or ordinance, including, without limitation:

(a)	claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, and any and all other federal, state, municipal, local, or foreign equal opportunity laws;

(b)	if applicable, claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, and claims for wrongful termination in violation of public policy;

(c)	claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s employee benefit plans;

(d)	claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

(e)	claims of violation of federal, state, municipal, local, or foreign laws concerning leaves of absence, such as the Family and Medical Leave Act.

Claims That Are Not Being Released

4.          This release does not include any claims that may not be released as a matter of law, and this release does not waive claims or rights that arise after Executive signs this Agreement. Further, this release will not prevent Executive from doing any of the following:

(a)	obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Executive lives and works, provided Executive satisfies the legal requirements for such benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that Executive is entitled to such benefits);

(b)	asserting any right that is created or preserved by this Agreement, such as Executive’s right to receive the Severance Payments;

(c)	filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any duly authorized agency of the United States or any state (however, Executive is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Executive’s behalf); or

(d)	challenging or seeking determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act (nor does this release impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law).

Additional Executive Covenants

5.          To the extent applicable, Executive confirms and agrees to Executive’s continuing obligations under the Employment Agreement, including, without limitation, following termination of Executive’s employment with Employer. This includes, without limitation, Executive’s continuing obligations under Sections 7 and 25 of the Employment Agreement.

Voluntary Agreement And Effective Date

6.          Executive understands and acknowledges that, by signing this Agreement, Executive is agreeing to all of the provisions stated in this Agreement, and has read and understood each provision.

7.          The parties understand and agree that:

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(a)	Executive will have a period of 21 calendar days in which to decide whether or not to sign this Agreement, and an additional period of seven calendar days after signing in which to revoke this Agreement. If Executive signs this Agreement before the end of such 21-day period, Executive certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 21-day period or (ii) an offer to provide different terms in exchange for signing this Agreement before the end of such 21-day period.

(b)	In order to exercise this revocation right, Executive must deliver written notice of revocation to the Lead Independent Director on the Company’s Board of Directors on or before the seventh calendar day after Executive executes this Agreement. Executive understands that, upon delivery of such notice, this Agreement will terminate and become null and void.

(c)	The terms of this Agreement will not take effect or become binding, and Executive will not become entitled to receive the Severance Payments, until that seven-day period has lapsed without revocation by Executive. If Executive elects not to sign this Agreement or revokes it within seven calendar days of signing, Executive will not receive the Severance Payments.

(d)	All amounts payable hereunder will be paid in accordance with the applicable terms of the Employment Agreement.

Governing Law

8.          This Agreement will be governed by the substantive laws of the State of Texas, without regard to conflicts of law, and by federal law where applicable.

9.          If any part of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way.

Consultation With Attorney

10.         Executive is hereby encouraged and advised to confer with an attorney regarding this Agreement. By signing this Agreement, Executive acknowledges that Executive has consulted, or had an opportunity to consult with, an attorney or a representative of Executive’s choosing, if any, and that Executive is not relying on any advice from Employer or its agents or attorneys in executing this Agreement.

11.         This Agreement was provided to Executive for consideration on February 2, 2017.

[Remainder of Page Left Blank; Signature Page Follows]

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PLEASE READ THIS AGREEMENT CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executive certifies that Executive has read this Agreement and fully and completely understands and comprehends its meaning, purpose, and effect. Executive further states and confirms that Executive has signed this Agreement knowingly and voluntarily and of Executive’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

EXECUTIVE

/s/ John D. Schiller, Jr.
John D. Schiller, Jr.

Date:	February 2, 2017

[Signature Page to John Schiller Waiver and Release of Claims Agreement]